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                                                                    Exhibit 99.1

 Cardiac Science's Offer to Acquire Artema Medical Accepted; Final Exchange of
                       Shares Scheduled for November 30

IRVINE, Calif., Nov. 27 /PRNewswire/ -- Cardiac Science, Inc (Nasdaq: DFIB) today announced that its offer to acquire all the issued and outstanding shares of Stockholm-based Artema Medical AB, a manufacturer of patient monitors and external defibrillator devices, has been accepted by 94.7 percent of Artema shareholders and that all other conditions to the acquisition have been met.

As consideration, Cardiac Science will issue approximately 4 million shares of common stock to Artema shareholders. The final settlement and exchange of shares is anticipated to take place on November 30 for those Artema shareholders who tendered their shares during the acceptance period, which ended on November 23. Cardiac Science will immediately begin the process of a compulsory acquisition of the remaining shares in Artema and file an application for de-listing of the Artema shares from the Stockholm exchange as soon as possible.

According to Cardiac Science President and CEO, Raymond W. Cohen, "The acquisition of Artema provides us with a number of significant benefits including the expansion of our in-hospital defibrillator product line, enhanced distribution in Europe, the Middle East and Asia, as well as an installed base of about 6,000 patient monitors, which we believe will be excellent prospects for our new Powerheart(R) Cardiac Rhythm Module that automatically treats patients who suffer life-threatening heart rhythms."

About Cardiac Science

Cardiac Science develops, manufactures and markets life-saving external cardiac defibrillator devices and proprietary disposable defibrillator electrodes that monitor and automatically treat patients who suffer life-threatening heart rhythms. Powerheart(R), the Company's patented hospital bedside defibrillator and Survivalink(R)-brand Automated External Defibrillators (AEDs) are marketed in the United States by its 36-person direct sales force and by international distributors in 40 countries around the world. For more information on Cardiac Science, please visit www.cardiacscience.com. For additional investor information please visit www.allencaron.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company's Form 10-K for the year ending December 31, 2000 and other documents filed by the company with the Securities and Exchange Commission.

WE HAVE FILED AN S-4 REGISTRATION STATEMENT WITH THE SEC IN CONNECTION WITH THE OFFER. WE URGE YOU TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders are able to obtain free copies of these documents at the Commission's website at www.sec.gov and upon oral or written request to Cardiac Science, Inc, 16931 Millikan Avenue, Irvine, California, 92606, USA, Attention: Mr. Roderick de Greef, Chief Financial Officer (telephone number +1 949 587 0357).